Exhibit 23

Turner, Jones & Associates, PLLLC
108 Center Street, North, 2 nd Floor
Vienna, VA  22180
703-242-6500
703-242-1600-fax

Next Generation Energy Corp.
Lorton, Virginia

As independent auditors of Next Generation Energy Corp. we hereby consent to the incorporation of our audit report dated April 14, 2014 relating to the consolidated balance sheets of Next Generation Media Corporation as of December 31, 2012 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2012 and 2013, in the company’s annual report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Turner, Jones & Associates, PLLC
Vienna, Virginia April 14, 2014